EXHIBIT 10.1
EMPLOYMENT AND AMENDED AND RESTATED SEVERANCE
AGREEMENT
     THIS EMPLOYMENT AND AMENDED AND RESTATED SEVERANCE AGREEMENT, dated as of January 21, 2008, is between Perceptron, Inc. (the “Company”) and Alfred A. Pease, who is currently employed by the Company in the position of President and Chief Executive Officer (the “Executive”) and amends and restates a certain Severance Agreement dated September 7, 2005 between the Company and the Executive (the “Severance Agreement”). The parties acknowledge that the Company and the Executive previously entered into an employment agreement dated February 14, 1996 (the “Prior Agreement”). The Company and the Executive agree that this Agreement supersedes and renders void the Prior Agreement and Severance Agreement, except as otherwise provided in this Agreement.
     1. Defined Terms. For purposes of this Agreement, the following terms shall have the meanings set forth below:
          (a) “Anniversary Date” shall mean January 21, 2009.
          (b) “Annual Base Salary” is defined in Section 4.
          (c) “Auto Benefit” is defined in Section 7(e).
          (d) “Board” or “Board of Directors” shall mean the Board of Directors of the Company.
          (e) “Cause” shall mean the Executive’s:
          (i) personal dishonesty in connection with the performance of services for the Company,
          (ii) willful misconduct in connection with the performance of services for the Company which has a demonstrative adverse effect on the Company,
          (iii) conviction for violation of any law involving (A) imprisonment that interferes with performance of duties or (B) moral turpitude,
          (iv) repeated and intentional failure to perform stated duties, or breach of this Agreement, the Release Agreement, the Proprietary Information and Inventions Agreement or the Restrictive Covenants, after written notice is delivered to the Executive identifying the failure or breach, and such failure or breach is not cured within 10 days following receipt of such notice,
          (v) breach of a fiduciary duty to the Company, or
          (vi) engaging in activities detrimental to the interests of the Company which have a demonstrative adverse effect on the Company.
          (f) “Change in Control” shall be deemed to have occurred upon the occurrence of any of the following events:

          (i) A merger involving the Company in which the Company is not the surviving corporation (other than a merger with a wholly-owned subsidiary of the Company formed for the purpose of changing the Company’s corporate domicile);
          (ii) A share exchange in which the shareholders of the Company exchange their stock in the Company for stock of another corporation (other than a share exchange in which all or substantially all of the holders of the voting stock of the Company, immediately prior to the transaction, exchange, on a pro rata basis, their voting stock of the Company, for more than 50% of the voting stock of such other corporation);
          (iii) A sale of all or substantially all of the assets of the Company; or
          (iv) Any person or group of persons (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) (other than any employee benefit plan or employee benefit trust benefiting the employees of the Company) becoming a beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of either the then outstanding Common Stock of the Company, or the combined voting power of the Company’s then outstanding voting securities.
          (g) “Club Benefit” is defined in Section 7(i).
          (h) “Change in Control Benefits” is defined in Section 9(b).
          (i) “Code” shall mean the Internal Revenue Code of 1986, as amended.
          (j) “Effective Date” shall mean January 21, 2008.
          (k) “Executive Life Insurance Reimbursement” is defined in Section 7(c)(ii).
          (l) “FY 2008 Bonus” is defined in Section 5(a).
          (m) “FY 2008 Plan” is defined in Section 5(a).
          (n) “Health Care Benefit Continuation Period” shall mean until the Executive becomes eligible for Medicare benefits.
          (o) “Prime Rate” is defined in Section 8(c).
          (p) “Prior Agreement” is defined in the preamble.
          (q) “Proprietary Information and Invention Agreement” shall mean the Proprietary Information and Invention Agreement dated February 14, 1996 between the parties hereto.
          (r) “Release” is defined in Section 6(b).
          (s) “Release Agreement” shall mean the Release Agreement dated of even date herewith between the parties hereto and any Release executed pursuant to the terms of this Agreement.

          (t) “Restrictive Covenants” is defined in Section 13.
          (u) “Second Anniversary Date” shall mean January 21, 2010.
          (v) “Supplemental Compensation” is defined in Section 6(a).
          (w) “Termination of Employment” is defined in Section 8(c).
          (x) “Welfare Benefits” is defined in Section 7(c).
     2. Retirement; Appointment. Effective on the Effective Date:
          (a) The Executive retires from his position as Chairman of the Board, President and Chief Executive Officer of the Company, but remains as an employee of the Company. At the President’s request, he will resign from any comparable positions held by him at any direct or indirect subsidiary of the Company.
          (b) The Executive resigns as a member of the Board of Directors.
          (c) The Executive is appointed to serve in the position of Executive Advisor to the CEO, reporting directly to the President of the Company.
     3. Duties and Responsibilities.
          (a) The Executive shall have such executive level duties and responsibilities as shall be designated by the President from time to time in writing. All contacts between the Executive and any current, past or potential customer, supplier, competitor, employee, shareholder, investment or market analyst, banker or other advisor of the Company relating to the business of the Company shall include the President of the Company or shall be conducted as directed by the President of the Company.
          (b) It is anticipated that the Executive will provide part-time services to the Company, which is expected to involve the Executive providing services for more than 20% of the average amount of time he worked in each of the last three calendar years or approximately 40-50 days of services per year (the “Minimum Requirement”). The Company will not have deemed the Executive to have had a “separation from service” as defined by Code Section 409A unless the Executive works less than the Minimum Requirement.
          (c) The Executive shall perform his services at the Company’s headquarters in Plymouth, Michigan, or other locations within 45 miles of the Executive’s current principal residence, as the President shall designate and provided that the Executive shall be available from time to time for reasonable business travel as required to perform the duties and responsibilities assigned to him.
          (d) The Executive shall not be precluded from accepting employment, whether as an employee or independent contractor, from third parties during the term of this Agreement, so long as such employment does not violate any of the Restrictive Covenants (as defined below) or interfere with the Executive’s performance of his duties and responsibilities under this Agreement.

     4. Base Salary. The Executive’s base salary shall be equal to $338,000 per annum (“Annual Base Salary”), payable through June 30, 2009, in installments consistent with the Company’s regular payroll practices.
     5. FY 2008 Bonus.
          (a) The Executive shall be entitled to be paid 100% of any bonus that the Executive would have earned for Fiscal Year 2008 (the “FY 2008 Bonus”) under the Company’s Fiscal Year 2008 Profit Sharing Plan (“FY 2008 Plan”) had the Executive been employed by the Company at June 30, 2008 as President and Chief Executive Officer of the Company, using the same methodology as was used to distribute the bonus pool arising under the Fiscal Year 2006 Profit Sharing Plan to allocate to the Executive his share of the bonus pool, if any, arising under the FY 2008 Plan. In the event the Executive’s employment with the Company is terminated prior to the end of Fiscal Year 2008, then the Executive shall be entitled to a pro-rata percentage of the FY 2008 Bonus based on the number of weeks during Fiscal Year 2008 that the Executive was employed by the Company.
          (b) The FY 2008 Bonus, if earned in accordance with Section 5(a), shall be payable at the time set forth in the FY 2008 Plan.
     6. Supplemental Compensation.
          (a) In addition to the Annual Base Salary, the Company shall pay the Executive an amount equal to the number of actual days of employment services provided by the Executive to the Company after the Effective Date but prior to June 30, 2009, (as approved by the President in writing), multiplied by $3,500 (the “Supplemental Compensation”).
          (b) Except as provided in Section 8(b) of this Agreement, upon the Executive’s execution of a release (in the form attached hereto as Exhibit A (the “Release”)) at the time of each such payment, the Supplemental Compensation for services performed in calendar year 2008 is payable in a lump-sum on the Company’s first normal payroll date in January 2009 and the Supplemental Compensation for services performed in calendar year 2009 is payable in a lump-sum on the Company’s first normal payroll date in July 2009. The Company shall execute and deliver to the Executive the Release upon delivery by the Executive to the Company of a counterpart of the Release executed by the Executive; provided that any pending legal action by the Company against the Executive at the time of the execution of the Release may be excluded by the Company from its release.
     7. Benefits.
          (a) The Company will provide the Executive with health benefits (including vision and dental, if provided by the Company) during the Health Benefit Continuation Period, at the same level and on comparable terms as provided by the Company to its employees from time to time during the Health Benefit Continuation Period.
          (b) Health benefits provided during the Health Benefit Continuation Period shall be provided in such a manner that the benefits (including the associated costs and premiums) are excluded from the Executive’s income for federal income tax purposes and, if the

Company reasonably determines that providing continued coverage under one or more of the health care benefit plans maintained by the Company could cause the benefits to be taxable to the Executive, the Company shall provide the benefits at the required level through the reimbursement of the Executive for premiums for the purchase of individual insurance coverage; provided, however, that the Company shall only be required to reimburse premiums for such coverage to the extent they do not exceed the greater of (i) two times the annual premium paid by the Company for such coverage at the Effective Date or (ii) two times the then current amount of the COBRA premium under the Company’s group health plan for comparable coverage. Any continuation of group health plan coverage under this paragraph shall run concurrently with the period of required COBRA continuation coverage under the Code.
          (c) The Company will provide the Executive with the following welfare benefits (“Welfare Benefits”) until June 30, 2009, at the same level and on comparable terms as provided by the Company to its employees from time to time during this period (including, in the case, of Group Long-term Disability, the ability of the Executive to continue to pay his own premiums for such coverage and be reimbursed for such payments by the Company, if that is the current practice being used by the Executive):
          (i) Group Life Insurance.
          (ii) Reimbursement of the Executive for up to an aggregate of $7,000 in premiums payable by the Executive prior to December 31, 2008 and $2,900 in premiums payable by the Executive between December 31, 2008 and June 30, 2009 on an executive life insurance policy maintained by the Company (but owned by the Executive and for which the premium is paid by the Executive) and on other life insurance maintained by the Executive on his life (the “Executive Life Insurance Reimbursement”).
          (iii) Group Long-term Disability.
          (d) Welfare Benefits (which does not include health benefits) shall be provided only to the extent permitted under the terms of such plans.
          (e) The Executive’s current auto benefit will continue at Company expense until March 21, 2008, the expiration date of the Executive’s current auto lease. Upon expiration of the current lease, beginning in April 2008, and thereafter through June 2009, the Company shall pay the Executive $1,700 per month for all his auto-related expenses (the “Auto Benefit”).
          (f) The Company is not required to continue any health, welfare or auto benefit payments which duplicate employee benefits and prerequisites received by the Executive from any other source.
          (g) The Company shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to reimbursement of travel, entertainment and other business-related expenses.

          (h) Reimbursement for expenses incurred in any calendar year shall not affect the reimbursement of expenses incurred in subsequent calendar years and shall be paid no later than the end of the calendar year following the calendar year in which the expenses are incurred.
          (i) The Company shall continue, until June 30, 2009, to reimburse the Executive for monthly dues at Travis Pointe Country Club, not to exceed $450 per month (“Club Benefit”).
          (j) The Company shall reimburse the Executive for legal fees and disbursements reasonably incurred in connection with the negotiation, execution, and delivery of this Agreement, up to a maximum of $10,000, upon presentation to the Company’s Chief Legal Officer of satisfactory evidence of the incurrence of such fees and disbursements.
          (k) Upon termination of the Executive’s employment with the Company, the Company shall transfer to the Executive the cell phone and laptop computer (including peripherals as approved by the President in writing) the Executive was using as of the date preceding this Agreement; provided that, unless otherwise requested by the Company in writing, Executive shall provide the Company with a copy of and then delete from such computer all files that are proprietary to the Company.
          (l) The Executive shall not be entitled to any vacation benefits or to be paid for any vacation benefits upon his termination with the Company, although any vacation taken by him during the term of this Agreement shall not affect payments of his Annual Base Salary.
     8. Term.
          (a) The Executive’s employment with the Company shall automatically terminate on June 30, 2009, unless:
          (i) Extended by mutual written agreement of the Company (with the approval of the Board of Directors) and the Executive on such terms as are mutually agreed upon in writing by the Company and the Executive;
          (ii) Earlier terminated by the Company, upon written notice to the Executive; or
          (iii) Earlier terminated by the Executive, upon written notice to the Company.
          (b) Following termination of the Executive’s employment with the Company for any reason, including a Termination of Employment (as defined in 8(c) of this Agreement), the Executive will continue to receive the following payments/benefits:
          (i) Annual Base Salary through June 30, 2009.
          (ii) Health Benefit as provided in Section 7(a).
          (iii) Executive Life Insurance Reimbursement.

          (iv) Auto Benefit and Club Benefit through June 30, 2009.
          (v) Reimbursement for expenses incurred prior to the date of termination as provided in Section 7(g) and subject to the reimbursement timing set forth in Section 7(h).
          (vi) Any amounts due to the Executive under the FY2008 Plan as provided in Section 5.
          (vii) Upon the Executive’s execution of a Release, and subject to the last sentence of Section 6(b), any Supplemental Compensation arising from actual services provided by the Executive prior to the termination of his employment, payable within sixty (60) days after such termination or, if earlier, the due date for such payment as set forth in Section 6(b).
     Provided that, upon the Executive’s death, the Executive’s estate will continue to receive only the payments/benefits set forth in Sections 8(b)(i), (v), (vi) and (vii).
          (c) For purposes of this Agreement, a “Termination of Employment” shall mean a “separation from service” as defined in Code Section 409A. Notwithstanding the foregoing, if at the time of Termination of Employment, the Executive constitutes a “Specified Employee” as defined in Code Section 409A, and the Executive’s aggregate severance benefit is not exempt from Code Section 409A, commencing at Termination of Employment, the Executive shall receive the benefits that are exempt from Code Section 409A. However, any payments that are not exempt from Code Section 409A will be suspended until a period of six months has lapsed from the Executive’s Termination of Employment or his death, if earlier. At that time, any suspended payments shall be aggregated and paid in a lump sum, and the remaining compensation, if any, shall be paid in accordance with its regular schedule. Any payment, including amounts suspended under Code Section 409A, made later than 10 days following the Executive’s Termination of Employment (or applicable due date under this Section 8 or Section 15(a) hereof) for whatever reason, shall include interest at the Prime Rate plus two percent, which shall begin accruing on the 10th day following the Executive’s Termination of Employment (or applicable due date under this Section 8 or Section 15(a) hereof). “Prime Rate” shall be determined by reference to the prime rate established by Comerica Bank (or its successor), in effect from time to time commencing on the 10th day following the Executive’s Termination of Employment (or applicable due date under this Agreement).
     9. Change in Control.
          (a) The Executive shall be entitled to the Change in Control Benefits (as defined in Section 9(b) below), in lieu of the compensation and benefits the Executive is entitled to under Sections 4, 5 and 7(c) of this Agreement, if there has been a Change in Control during the period beginning with the Effective Date and ending on July 21, 2008.
          (b) “Change in Control Benefits” shall mean:

          (i) A cash benefit equal to $676,000, less all amounts paid to the Executive pursuant to Section 4 of this Agreement, and the Executive shall not be entitled to any further payments under Section 4 of this Agreement;
          (ii) $109,200, less all amounts paid to the Executive pursuant to Section 5 of this Agreement, and the Executive shall not be entitled to any further payments under Section 5 of this Agreement;
          (iii) Subject to Section 7(f), continuation of Company-provided Welfare Benefits until the Second Anniversary Date;
          (iv) Continued coverage, during the six (6) years following the Effective Date for his actions or omissions as an officer and, if applicable, director of the Company prior to the Effective Date under any directors and officers liability insurance policy maintained by the Company (or, if the Company does not maintain such a policy, by its affiliates) for its former directors and officers or, at the Company’s election, for the current directors and officers. If the Company or its affiliates does not otherwise maintain such a policy, then the Company shall be required to provide the Executive with such a policy, to the extent available. The policy dollar coverage limits of any such policy shall be not less than the policy limit under any Company policy in place within the one (1) year prior to the Effective Date (the “Existing Policy”) or, if less, the policy dollar coverage limit that can be purchased by the Company for all of its current and former directors and officers at an annual premium equal to two times the Company’s annual premium for the Existing Policy.
          (c) Subject to Section 15(a) hereof and the Code Section 409A limitations set forth below, upon the Executive’s execution of a release (in the form attached hereto as Exhibit A) (the “Release”), the Executive’s cash benefit under Section 9(b)(i) and (ii) shall be paid in a lump sum cash payment within ten (10) days following a Change in Control that constitutes a “change in control” as defined under Code Section 409A. If the Change in Control does not satisfy the Code Section 409A definition, the benefit shall become due upon the Change in Control but shall not become payable until the first to occur of (i) a Change in Control that constitutes a “change in control” under Code Section 409A, or (ii) the Executive’s Termination of Employment. Notwithstanding the foregoing, if the Executive constitutes a “Specified Employee” as defined under Code Section 409A at the time of the Executive’s Termination of Employment, he shall be entitled to receive any payments provided for in this Agreement exempt from Code Section 409A. However, any payments that are not exempt from Code Section 409A shall be suspended until a period of six months has lapsed from his Termination of Employment or his death, if earlier, at which time the suspended payments shall be aggregated and paid in a lump sum, and remaining compensation, if any, shall be paid in accordance with its regular schedule. Any payment, including amounts suspended under Code Section 409A, made later than 10 days following the Change in Control (or applicable due date under Section 15(a) hereof) for whatever reason, shall include interest at the Prime Rate plus two percent, which shall begin accruing on the 10th day following the Change in Control (or applicable due date under Section 15(a) hereof).

     10. Golden Parachute Limit. Payments under this Agreement, if they constitute “golden parachute” amounts (defined under Section 280G of the Code as compensation that becomes payable or accelerated due to a Change in Control), when aggregated with any other “golden parachute” amounts payable under this Agreement or any other plans, agreements or policies of the Company, shall not exceed the golden parachute cap under Sections 280G and 4999 of the Code.
     11. No Mitigation or Duty to Seek Reemployment. The Executive shall be under no duty or obligation to seek or accept other employment during the term of this Agreement, or after the Agreement terminates or after his employment with the Company terminates, and shall not be required to mitigate the amount of any payments provided for by this Agreement by seeking employment or otherwise. Payments and provisions of benefits under this Agreement shall not be reduced or suspended if the Executive accepts other employment, except that Company is not required to continue any health, welfare or auto benefit payments which duplicate employee benefits and perquisites received in such other employment.
     12. Stock Options. The Executive’s rights with respect to any options to purchase Company stock shall be governed by the terms of the agreements pursuant to which such options were issued; provided that any stock options held by the Executive that are not exercisable shall become immediately exercisable upon the termination of the Executive’s employment with the Company, other than a termination of his employment by the Company for Cause. Upon a termination by the Company of the Executive’s employment for Cause, any stock options held by the Executive that are not exercisable shall not become exercisable and shall automatically expire.
     13. Non-Competition and Restrictive Covenant. If, during the term that the Executive is receiving benefits under this Agreement (including the Release), the Executive violates the terms of this Agreement or Section 8 of the Prior Agreement, which Section 8 shall survive the execution and termination of this Agreement, or any other non-competition agreement with the Company (including the Proprietary Information and Inventions Agreement) (the “Restrictive Covenants”), the Company’s obligations to the Executive under this Agreement shall automatically terminate. For purposes of Section 8 of the Prior Agreement, “Payment Completion Period” shall mean the period ending June 30, 2009, unless the Executive receives Change in Control Benefits under Section 9, in which case, it shall be the Second Anniversary Date.
     14. Tax Withholding. The Company may withhold from any cash amounts payable to the Executive under this Agreement to satisfy all applicable Federal, State, local or other income (including excise) and employment withholding taxes. In the event the Company fails to withhold such sums for any reason, or withholding is required for any non-cash payments to the Executive, the Company may require the Executive to promptly remit to the Company sufficient cash to satisfy all applicable income and employment withholding taxes.
     15. Binding Effect.
          (a) This Agreement shall be binding upon the successors and assigns of the Company. The Company shall take whatever actions are necessary to ensure that any successor to its operations (whether by purchase, merger, consolidation, sale of substantially all assets or otherwise) assumes the obligations under this Agreement and shall cause such successor to evidence the assumption of such obligations in an agreement satisfactory to the Executive. Notwithstanding any other provisions in this Agreement, if the Company fails to obtain an agreement evidencing the assumption of the Company’s obligations by any such successor, the Executive shall be entitled to immediate payment of the compensation provided under this Agreement. For purposes of implementing the foregoing, the date on which any succession becomes effective shall be deemed to constitute the date of the Executive’s termination of employment. Notwithstanding the foregoing, if the succession does not constitute a “Change of Control” as defined under Code Section 409A, the accelerated compensation payments under this Section 15 shall be suspended until the earlier of a “Change of Control” as defined under Code Section 409A, or the Executive incurs an actual separation from service, or, if later, at the end of any additional suspensions as may be required under this Agreement if the Executive is a “Specified Employee” at the time of separation from service, at which time any suspended payments, with interest at the Prime Rate plus two percent, accruing from 10 days following the succession date, shall be paid in accordance with the terms of this Agreement.
          (b) This Agreement shall be binding upon the Executive and shall inure to the benefit of and be enforceable by the Executive’s legal representatives and heirs. However, the rights of the Executive under this Agreement shall not be assigned, transferred, pledged, hypothecated or otherwise encumbered, except by operation of law.
     16. Amendment of Agreement. This Agreement may not be modified or amended except by instrument in writing signed by the parties hereto. The parties agree that this Agreement may be amended to comply with applicable law, including, but not limited to, Code Section 409A.
     17. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall continue in full force and effect.
     18. Limitation on Rights.
          (a) This Agreement shall not be deemed to create a contract of employment between the Company and the Executive and shall create no right in the Executive to continue in the Company’s employment for any specific period of time, or to create any other rights in the Executive or obligations on the part of the Company, except as set forth herein. This Agreement shall not restrict the right of the Company to terminate the Executive, or restrict the right of the Executive to terminate employment.
          (b) The rights of the Executive under this Agreement shall be solely those of an unsecured general creditor of the Company.
     19. Claims Procedure.
          (a) The administrator for purposes of this Agreement shall be the Company (“Administrator”), whose address is 47827 Halyard Drive, Plymouth, Michigan 48170, and whose telephone number is (734) 414-6100. The “Named Fiduciary” as defined in Section 402(a)(2) of ERISA, also shall be the Company. The Company shall have the right to designate one or more Company employees as the Administrator and the Named Fiduciary at any time, and to change the address and telephone number of the same. The Company shall give the Executive written notice of any change in the Administrator and Named Fiduciary, or in the address or telephone number of the same.
          (b) The Administrator shall make all determinations as to the right of any person to receive benefits under the Agreement. Any denial by the Administrator of a claim for benefits by the Executive (“the claimant”) shall be stated in writing by the Administrator and delivered or mailed to the claimant within 10 days after receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 10-day period. In no event shall such extension exceed a period of 10 days from the end of the initial period. Any notice of denial shall set forth the specific reasons for the denial, specific reference to pertinent provisions of this Agreement upon which the denial is based, a description of any additional material or information necessary for the claimant to perfect the claim, with an explanation of why such material or information is necessary, and any explanation of claim review procedures, written to the best of the Administrator’s ability in a manner that may be understood without legal or actuarial counsel.
          (c) A claimant whose claim for benefits has been wholly or partially denied by the Administrator may request, within 60 days following the date of such denial, in a writing addressed to the Administrator, a review of such denial. The claimant shall be entitled to submit such issues or comments in writing or otherwise, as the claimant shall consider relevant to a determination of the claim, and the claimant may include a request for a hearing in person before the Administrator. Prior to submitting the request, the claimant shall be entitled to review such documents as are pertinent to the claim. The claimant may, at all stages of review, be represented by counsel, legal or otherwise, of the claimant’s choice. All requests for review shall be promptly resolved. The Administrator’s decision with respect to any such review shall be set forth in writing and shall be mailed to the claimant not later than 10 days following receipt by the Administrator of the claimant’s request unless special circumstances, such as the need to hold a hearing, require an extension of time for processing, in which case the Administrator’s decision shall be so mailed not later than 20 days after receipt of such request.
          (d) A claimant who has followed the procedure in paragraphs (b) and (c) of this Section, but who has not obtained full relief on the claim for benefits, may, within 60 days following the claimant’s receipt of the Administrator’s written decision on review, apply in writing to the Administrator for binding arbitration of the claim before an arbitrator mutually acceptable to both parties, the arbitration to be held in Plymouth, Michigan, in accordance with the arbitration rules of the American Arbitration Association, Commercial Disputes Resolution Procedures, as then in effect. If the parties are unable to mutually agree upon an arbitrator, then the arbitration proceedings shall be held before three arbitrators, one of which shall be designated by the Company, one of which shall be designated by the claimant and the third of which shall be designated mutually by the first two arbitrators in accordance with the arbitration rules referenced above. The arbitrator(s) sole authority shall be to interpret and apply the provisions of this Agreement; the arbitrator(s) shall not change, add to, or subtract from, any of the Agreement’s provisions. The arbitrator(s) shall have the power to compel attendance of witnesses at the hearing. Any court having jurisdiction may enter a judgment based upon such arbitration. All decisions of the arbitrator(s) shall be final and binding on the claimant and the Company without appeal to any court. The Executive and the Company hereby acknowledge that as arbitration is the exclusive remedy with respect to any grievance hereunder, neither party has the right to resort to any federal, state or local court or administrative agency concerning breaches of this Agreement, and the decision of the arbitrator shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administrative agency with respect to any dispute which is arbitrable as herein set forth.
     20. Legal Fees and Expenses.
          (a) Except as otherwise provided in Section 20(b), in the event any arbitration or litigation is brought to enforce any provision of this Agreement and the Executive prevails, then the Executive shall be entitled to recover from the Company the Executive’s reasonable costs and reasonable expenses of such arbitration or litigation, including reasonable fees and disbursements of counsel (both at trial and in appellate proceedings), (“Expenses). Except as otherwise provided in Section 20(b), if the Company prevails, then each party shall be responsible for its/his respective costs, expenses and attorneys fees, and the costs of the arbitrator shall be equally divided.
          (b) Except to the extent prohibited by applicable law, in the event any arbitration or litigation is brought to enforce any provision of Section 9 of this Agreement, the Company shall advance to the Executive one half of the amount of the Executive’s Expenses and shall pay the costs of the arbitrator. The Executive shall be obligated to repay such advances to the Company only if the Company prevails in the arbitration or litigation.
          (c) In the event that it is determined that the Executive is entitled to compensation, legal fees and expenses hereunder, the Executive also shall be entitled to interest thereon, from the date payment thereof was due, payable to the Executive at the Prime Rate of interest plus two percent.
          (d) For purposes of this Section 20, “prevails” means that the Executive receives an award of benefits in such arbitration or litigation in excess of the amount offered to be paid by the Company to the Executive prior to the initiation of the arbitration or litigation. For purposes of determining the date when legal fees and expenses are payable, such amounts are not due until 30 days after notification to the Company of such amounts.
          (e) Notwithstanding the foregoing, to the extent that the payment by the Company of the Executive’s Expenses more than two calendar years following the calendar year of the Executive’s Termination of Employment (the “Outside Date”) would cause the payments under this Agreement to not be exempt from Code Section 409A, no such payments after the Outside Date shall be payable hereunder.
     21. Nonalienation of Benefits. Except in so far as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge, collateralization or attachment of any benefits under this Agreement shall be valid or recognized by the Company.
     22. ERISA. This Agreement is an unfunded compensation arrangement for a member of a select group of the Company’s management or highly compensated employees and any exemptions under ERISA, as applicable to such an arrangement, shall be applicable to this Agreement.
     23. Reporting and Disclosure. The Company, from time to time, shall provide government agencies with such reports concerning this Agreement as may be required by law, and the Company shall provide the Executive with such disclosure concerning this Agreement as may be required by law or as the Company may deem appropriate.
     24. Notices. Any notice required or permitted by this Agreement shall be in writing, sent by registered or certified mail, return receipt requested, addressed to the Board and the Company at the Company’s then principal office, or to the Executive at the Executive’s last address on file with the Company, as the case may be, or to such other address or addresses as any party hereto may from time to time specify in writing for the purpose of this Agreement in a notice given to the other parties in compliance with this section. Notices shall be deemed given when received.
     25. Miscellaneous/Severability. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. To the extent that any provision or benefit under this Agreement is not deemed to be in accordance with any applicable law, ordinance, rule or regulation, the noncomplying provision shall be construed, or benefit limited, to the extent necessary to comply with all applicable laws, ordinances and regulations and any such provision or benefit shall not affect the validity of any other provision or benefit provided by this Agreement. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.
     26. Governing Law. To the extent not preempted by Federal law, this Agreement shall be governed and construed in accordance with the laws of the State of Michigan, without regard to its conflicts of law rules.
     27. Entire Agreement. This document represents the entire agreement and understanding of the parties with respect to the subject matter of the Agreement (other than Section 8 of the Prior Agreement, as amended, and the Company’s Proprietary Information and Inventions Agreement, which shall remain in full force and effect after the execution of this Agreement) and it may not be altered or amended except by an agreement in writing that is executed by both parties to this Agreement. Specifically, this Agreement supersedes any compensation or severance pay provisions in the Severance Agreement, the Prior Agreement or the Company’s documented severance policy, if any.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

PERCEPTRON, INC.

By:	/s/ Harry T. Rittenour
Harry T. Rittenour, President and Chief Executive Officer
/s/ A. A. Pease

ALFRED A. PEASE

EXHIBIT A
RELEASE AGREEMENT
     THIS AGREEMENT (“Agreement”) is made by and between Alfred A. Pease (“Employee”) and Perceptron, Inc. (the “Company”) (each a “Party” and, collectively, the “Parties”).
RECITALS
     A. [Employee has terminated employment with the Company, effective                     , ___.]
     B. Employee has been given the opportunity to review this Agreement, to consult with legal counsel, and to ascertain his rights and remedies.
     C. Employee and Company, without any admission of liability, desire to settle with finality, compromise, dispose of, and release any and all claims and demands asserted or which could be asserted arising out of Employee’s employment at and separation from Company.
     In consideration of the foregoing and of the promises and mutual covenants contained herein and of the good and valuable consideration set forth in that certain Employment and Amended and Restated Severance Agreement, made as of January ___, 2008, between the Company and Employee (the “Employment Agreement”), including the payment of the Supplemental Compensation (as defined in the Employment Agreement), it is hereby agreed between Employee and Company as follows:
AGREEMENT
     1. Employee hereby releases, waives and discharges any and all manner of action, causes of action, claims, rights, charges, suits, damages, debts, demands, obligations, attorneys fees, and any and all other liabilities or claims of whatsoever nature, whether in law or in equity, known or unknown, including, but not limited to, age discrimination under the Age Discrimination in Employment Act of 1967 (as amended), employment discrimination prohibited by other federal, state or local laws, and any other claims, which Employee has claimed or may claim or could claim in any local, state or federal or other forum, against Company, its directors, officers, employees, agents, attorneys, successors and assigns as a result of or relating to Employee’s employment at and separation from Company and as an officer of Company as a result of any acts or omissions by Company or any of its directors, officers, employees, agents, attorneys, successors or assigns (“Covered Acts or Omissions”) which occurred prior to the date of this Agreement; excluding only those for indemnification under the Company’s articles of incorporation, bylaws or applicable law by reason of his service as an officer or director of the Company (“Company Indemnification Obligations”), those arising under the Employment Agreement and those arising under Stock Option Agreements between the Company and the Employee.

     2. The Company, for itself and for its directors, officers, employees, agents, attorneys, successors and assigns, hereby releases, waives and discharges any and all manner of action, causes of action, claims, rights, charges, suits, damages, debts, demands, obligations, attorneys fees, and any and all other liabilities or claims of whatsoever nature, whether in law or in equity, known or unknown, which the Company has claimed or may claim or could claim in any local, state or federal or other forum, against Employee, as a result of or relating to Employee’s employment at and separation from Company and as an officer of Company as a result of any acts or omissions by the Executive which occurred prior to the date of this Agreement; excluding only those arising under the Employment Agreement, Section 8 of the employment agreement dated February 14, 1996 between the Parties, the Proprietary Information and Invention Agreement dated February 14, 1996 between the Parties and Stock Option Agreements between the Parties, those arising in connection with Company Indemnification Obligations or those arising from the Employee’s fraud, malfeasance, willful misconduct or gross negligence. Notwithstanding the foregoing, nothing in this Agreement shall be deemed a waiver of any rights or claims that the Company may have under any insurance policy or against any third party, other than the Employee.
     3. Employee agrees to immediately return to Company all property, assets, manuals, materials, information, notes, reports, agreements, memoranda, customer lists, formulae, data, know-how, inventions, trade secrets, processes, techniques, and all other assets, materials and information of any kind or nature, belonging or pertaining to Company (“Company Information and Property”), including, but not limited to, computer programs and diskettes or other media for electronic storage of information containing Company Information and Property, in Employee’s possession, and Employee shall not retain copies of any such Company Information and Property; and provided that Employee may retain his Company provided cell phone and laptop computer and peripherals as provided in Section 7(k) of the Employment Agreement. Employee further agrees that from and after the date hereof he will not remove from Company’s offices any Company Information and Property, nor retain possession or copies of any Company Information and Property.
     4. Employee agrees that he shall never make any statement that negatively affects the goodwill or good reputation of the Company, or any officer or director of Company, except as required by law, and except that such statements may be made to members of the Board of Directors of the Company.
     5. The Company, for itself and for members of its Board of Directors and officers, agrees that it shall never make any statement that negatively affects the good reputation of Employee, except as may be required by law, and except that such statements may be made to members of the Board of Directors or officers of the Company.
     6. Employee covenants and agrees that he shall never commence or prosecute, or knowingly encourage, promote, assist or participate in any way, except as required by law, in the commencement or prosecution, of any claim, demand, action, cause of action or suit of any nature whatsoever against Company or any officer, director, employee or agent of Company (“Covered Litigation”) that is based upon any claim, demand, action, cause of action or suit released pursuant to this Agreement or involving or based upon the Covered Acts and Omissions.

     7. The Company, for itself and for members of its Board of Directors and officers, covenants and agrees that it shall never commence or prosecute, or knowingly encourage, promote, assist or participate in any way, except as required by law, in the commencement or prosecution, of any claim, demand, action, cause of action or suit of any nature whatsoever against Employee (“Covered Litigation”) that is based upon any claim, demand, action, cause of action or suit released pursuant to this Agreement.
     8. The Parties acknowledge that they have read this Agreement carefully and understand all of its terms.
     9. The Parties acknowledge that they were advised to consult with an attorney and did so prior to executing this Agreement.
     10. Employee understands and agrees that he has been given twenty-one (21) days within which to consider this Agreement.
     11. Employee understands and agrees that he may revoke this Agreement for a period of seven (7) calendar days following the execution of this Agreement (the “Revocation Period”) and any payments or agreements conditioned upon his signing this Agreement shall not be paid until the Revocation Period expires and such payments shall not be required to be paid and such agreements shall be deemed revoked if this Agreement is revoked. This Agreement is not effective until this revocation period has expired. Employee understands that any revocation, to be effective, must be in writing and either (a) postmarked within seven (7) days of execution of this Agreement and addressed to David Geiss, Vice President and General Counsel, Perceptron, Inc., 47827 Halyard Drive, Plymouth, Michigan 48170 or (b) hand delivered within seven (7) days of execution of this Agreement to David Geiss, Vice President and General Counsel, Perceptron, Inc., 47827 Halyard Drive, Plymouth, Michigan 48170. Employee understands that if revocation is made by mail, mailing by certified mail, return receipt requested, is recommended to show proof of mailing.
     12. In agreeing to sign this Agreement and separate from Company, Employee is doing so completely voluntarily and of his own free-will and without any encouragement or pressure from Company and agrees that in doing so he has not relied on any oral statements or explanations made by Company or its representatives.
     13. Both Parties agree not to disclose the terms of this Agreement to any third party, except as is required by law, or as is necessary for purposes of securing counsel from either parties’ attorneys or accountants.
     14. This Agreement shall not be construed as an admission of wrongdoing by either Party.
     15. This Agreement contains the entire agreement between Employee and Company regarding the matters set forth herein. Any modification of this Agreement must be made in writing and signed by Employee and each of the entities constituting the Company.
     16. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Michigan, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.
     17. In the event any provision of this Agreement or portion thereof is found to be wholly or partially invalid, illegal or unenforceable in any judicial proceeding, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.
     18. If there is a breach or threatened breach of the provisions of this Agreement, either Party may, in addition to other available rights and remedies, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violation of, any of the provisions of this Agreement.
     The Parties have entered into this Agreement as of this                       day of                      ,                     .

PERCEPTRON, INC.

By:

Name:

Title:

ALFRED A. PEASE

EXECUTION COPY
RELEASE AGREEMENT
     THIS AGREEMENT (“Agreement”) is made by and between Alfred A. Pease (“Employee”) and Perceptron, Inc. (the “Company”, which shall include the Company’s direct and indirect subsidiaries for purposes of this Agreement”) (each a “Party” and, collectively, the “Parties).
RECITALS
     A. Employee has retired from his employment with the Company as Chairman of the Board, President and Chief Executive Officer, effective January 21, 2008 (the “Effective Date”), although he will continue as a part-time employee of the Company for periods thereafter.
     B. Employee has been given the opportunity to review this Agreement, to consult with legal counsel, and to ascertain his rights and remedies.
     C. Employee and Company, without any admission of liability, desire to settle with finality, compromise, dispose of, and release any and all claims and demands asserted or which could be asserted arising out of Employee’s employment at the Company and retirement as Chairman of the Board, President and Chief Executive Officer of the Company.
     In consideration of the foregoing and of the promises and mutual covenants contained herein and of the good and valuable consideration set forth in that certain Employment and Amended and Restated Severance Agreement, made as of January 21, 2008, between the Company and Employee (the “Employment Agreement”), it is hereby agreed between Employee and Company as follows:
AGREEMENT
     1. Employee hereby releases, waives and discharges any and all manner of action, causes of action, claims, rights, charges, suits, damages, debts, demands, obligations, attorneys fees, and any and all other liabilities or claims of whatsoever nature, whether in law or in equity, known or unknown, including, but not limited to, age discrimination under the Age Discrimination in Employment Act of 1967 (as amended), employment discrimination prohibited by other federal, state or local laws, and any other claims, which Employee has claimed or may claim or could claim in any local, state or federal or other forum, against Company, its directors, officers, employees, agents, attorneys, successors and assigns as a result of or relating to Employee’s employment at the Company and as an officer of Company and his retirement as Chairman of the Board, President and Chief Executive Officer, or any comparable position with any direct or indirect subsidiary of the Company, as a result of any acts or omissions by Company or any of its directors, officers, employees, agents, attorneys, successors or assigns (“Covered Acts or Omissions”) which occurred prior to the date of this Agreement; excluding only those for indemnification under the Company’s articles of incorporation, bylaws or applicable law by reason of his service as an officer or director of the Company, or any comparable position with any direct or indirect subsidiary of the Company, (“Company

Indemnification Obligations”), those arising under the Employment Agreement and those arising under Stock Option Agreements between the Company and the Employee.
     2. The Company, for itself and for its directors, officers, employees, agents, attorneys, successors and assigns, hereby releases, waives and discharges any and all manner of action, causes of action, claims, rights, charges, suits, damages, debts, demands, obligations, attorneys fees, and any and all other liabilities or claims of whatsoever nature, whether in law or in equity, known or unknown, which the Company has claimed or may claim or could claim in any local, state or federal or other forum, against Employee, as a result of or relating to Employee’s employment at and separation from Company and as an officer of Company, or any comparable position with any direct or indirect subsidiary of the Company, as a result of any acts or omissions by the Executive which occurred prior to the date of this Agreement; excluding only those arising under the Employment Agreement, Section 8 of the employment agreement dated February 14, 1996 between the Parties, the Proprietary Information and Invention Agreement dated February 14, 1996 between the Parties and Stock Option Agreements between the Parties, those arising in connection with Company Indemnification Obligations or those arising from the Employee’s fraud, malfeasance, willful misconduct or gross negligence. Notwithstanding the foregoing, nothing in this Agreement shall be deemed a waiver of any rights or claims that the Company may have under any insurance policy or against any third party, other than the Employee.
     3. Employee agrees to immediately return to Company all property, assets, manuals, materials, information, notes, reports, agreements, memoranda, customer lists, formulae, data, know-how, inventions, trade secrets, processes, techniques, and all other assets, materials and information of any kind or nature, belonging or pertaining to Company (“Company Information and Property”), including, but not limited to, computer programs and diskettes or other media for electronic storage of information containing Company Information and Property, in Employee’s possession, and Employee shall not retain copies of any such Company Information and Property, except as otherwise agreed by the President of the Company in writing; and provided that Employee may retain his Company provided cell phone and laptop computer and peripherals as provided in Section 7(k) of the Employment Agreement. Employee further agrees that from and after the date hereof he will not remove from Company’s offices any Company Information and Property, nor retain possession or copies of any Company Information and Property, except as otherwise agreed by the President of the Company in writing.
     4. Employee agrees that he shall never make any statement that negatively affects the goodwill or good reputation of the Company, or any officer or director of Company, except as required by law, and except that such statements may be made to members of the Board of Directors of the Company.
     5. The Company, for itself and for members of its Board of Directors and officers, agrees that it shall never make any statement that negatively affects the good reputation of Employee, except as may be required by law, and except that such statements may be made to members of the Board of Directors or officers of the Company.
     6. Employee covenants and agrees that he shall never commence or prosecute, or knowingly encourage, promote, assist or participate in any way, except as required by law, in the

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commencement or prosecution, of any claim, demand, action, cause of action or suit of any nature whatsoever against Company or any officer, director, employee or agent of Company (“Covered Litigation”) that is based upon any claim, demand, action, cause of action or suit released pursuant to this Agreement or involving or based upon the Covered Acts and Omissions.
     7. The Company, for itself and for members of its Board of Directors and officers, covenants and agrees that it shall never commence or prosecute, or knowingly encourage, promote, assist or participate in any way, except as required by law, in the commencement or prosecution, of any claim, demand, action, cause of action or suit of any nature whatsoever against Employee (“Covered Litigation”) that is based upon any claim, demand, action, cause of action or suit released pursuant to this Agreement.
     8. The Parties further acknowledge that they have read this Agreement carefully and understand all of its terms.
     9. The Parties acknowledge that they were advised to consult with an attorney and did so prior to executing this Agreement.
     10. Employee understands and agrees that he has been given twenty-one (21) days within which to consider this Agreement.
     11. Employee understands and agrees that he may revoke this Agreement for a period of seven (7) calendar days following the execution of this Agreement (the “Revocation Period”) and any payments or agreements conditioned upon his signing this Agreement, including the Employment Agreement, shall not be paid until the Revocation Period expires and such payments shall not be required to be paid and such agreements shall be deemed revoked if this Agreement is revoked. This Agreement is not effective until this revocation period has expired. Employee understands that any revocation, to be effective, must be in writing and either (a) postmarked within seven (7) days of execution of this Agreement and addressed to David Geiss, Vice President and General Counsel, Perceptron, Inc., 47827 Halyard Drive, Plymouth, Michigan 48170 or (b) hand delivered within seven (7) days of execution of this Agreement to David Geiss, Vice President and General Counsel, Perceptron, Inc., 47827 Halyard Drive, Plymouth, Michigan 48170. Employee understands that if revocation is made by mail, mailing by certified mail, return receipt requested, is recommended to show proof of mailing.
     12. In agreeing to sign this Agreement and separate from Company, Employee is doing so completely voluntarily and of his own free-will and without any encouragement or pressure from Company and agrees that in doing so he has not relied on any oral statements or explanations made by Company or its representatives.
     13. Both Parties agree not to disclose the terms of this Agreement to any third party, except as is required by law, or as is necessary for purposes of securing counsel from either Parties’ attorneys or accountants.
     14. This Agreement shall not be construed as an admission of wrongdoing by either Party.

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     15. This Agreement contains the entire agreement between Employee and Company regarding the matters set forth herein. Any modification of this Agreement must be made in writing and signed by Employee and each of the entities constituting the Company.
     16. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Michigan, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.
     17. In the event any provision of this Agreement or portion thereof is found to be wholly or partially invalid, illegal or unenforceable in any judicial proceeding, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.
     18. If there is a breach or threatened breach of the provisions of this Agreement, either Party may, in addition to other available rights and remedies, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violation of, any of the provisions of this Agreement.
     The Parties have entered into this Agreement as of this 21st day of January, 2008.

PERCEPTRON, INC.
By:	/s/ Harry T. Rittenour
	Name:	Harry T. Rittenour
	Title:	President and Chief Executive Officer

/s/ A. A. Pease
ALFRED A. PEASE

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